Exhibit 99.1

Investor Contacts:
Thomas J. Aaron	Ross W. Comeaux
Executive Vice President	Vice President – Investor Relations
and Chief Financial Officer	615-465-7012
615-465-7000

COMMUNITY HEALTH SYSTEMS ANNOUNCES EARLY TENDER RESULTS

TO PREVIOUSLY ANNOUNCED EXCHANGE OFFER

FRANKLIN, Tenn., November 13, 2019 – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced the results, as of 5:00 p.m., New York City time, on November 13, 2019 (the “Early Tender Deadline”), of an offer by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to exchange (the “Exchange Offer”) a combination of (i) $700 million aggregate principal amount of its new 8.000% Senior Secured Notes due 2027 (the “New Secured Notes”) and (ii) up to $1,932 million aggregate principal amount of its new 6.875% Senior Unsecured Notes due 2028 (the “New Unsecured Notes,” and, together with the New Secured Notes, the “New Notes”) in exchange for any and all of its $2,632 million aggregate principal amount of outstanding 6.875% Senior Unsecured Notes due 2022 (the “Old Notes”).

The Issuer was advised by the exchange agent for the Exchange Offer that, as of the Early Tender Deadline, a total of $2,400,461,000 aggregate principal amount of outstanding Old Notes, representing approximately 91.2% of the outstanding Old Notes, were validly tendered (and not validly withdrawn) in the Exchange Offer. As of the Early Tender Deadline, the condition that the Supporting Holders (as defined in the Offering Memorandum (as defined below)) validly tender (and not validly withdraw) the approximately 82.8% of the aggregate principal amount of the outstanding Old Notes held by them had been satisfied.

Holders whose Old Notes were validly tendered (and not validly withdrawn) at or prior to the Early Tender Deadline will receive on the Early Settlement Date (as defined below) in exchange for each $1,000 principal amount of Old Notes so tendered and accepted for exchange: (1) a principal amount of New Secured Notes equal to the product of (a) $1,000 and (b) the quotient of (i) $700,000,000 and (ii) the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) by all eligible holders at or prior to the Early Tender Deadline and accepted by the Issuer for exchange; and (2) a principal amount of New Unsecured Notes equal to (a) $1,000 minus (b) the principal amount of New Secured Notes calculated in accordance with the immediately preceding clause (1).

The Exchange Offer remains subject to the other conditions set forth in the Offering Memorandum, dated October 30, 2019 (as amended by the Company’s Current Report on Form 8-K filed during the pendency of the Exchange Offer on November 12, 2019, the “Offering Memorandum”) and related Letter of Transmittal, dated October 30, 2019 (the “Letter of Transmittal”), including the condition that the Issuer’s existing cash flow-based revolving credit facility be repaid in full and terminated at or prior to the Early Settlement Date. The Issuer intends to repay and terminate such revolving credit facility on the Early Settlement Date. The Issuer reserves the right, subject to applicable law, to terminate, withdraw or amend the Exchange Offer at any time and from time to time, as described in the Offering Memorandum. Assuming that the other conditions to the Exchange Offer have been or concurrently are or will be satisfied or waived, the settlement date for the Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Deadline and accepted by the Issuer is expected to be November 19, 2019 (the “Early Settlement Date”). On the Early Settlement Date, the Issuer will issue, after adjusting for rounding, $699,924,000 of New Secured Notes and $1,700,394,000 of New Unsecured Notes.

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CYS Announces Early Tender Results To Previously Announced Exchange Offer

November 13, 2019

The “Expiration Date” for the Exchange Offer is midnight, New York City time, on Wednesday, November 27, 2019. After the Early Tender Deadline and prior to the Expiration Date, in exchange for each $1,000 principal amount of Old Notes validly tendered (and not validly withdrawn) and accepted by the Issuer, participating eligible holders of Old Notes will receive $950 principal amount of New Unsecured Notes. Holders that tender their Old Notes after the Early Tender Deadline will not receive any New Secured Notes. The tender withdrawal deadline has passed. Accordingly, tenders of Old Notes may no longer be withdrawn.

Each series of New Notes will be guaranteed by the Company and certain of its existing and future domestic subsidiaries that guarantee the Issuer’s ABL facility and senior notes. In addition, the New Secured Notes and related guarantees will be secured by (i) shared first-priority liens on the collateral that secures the Issuer’s existing senior-priority secured notes on a first-priority basis (subject to certain exceptions) and (ii) shared second-priority liens on the collateral that secures the Issuer’s outstanding ABL facility on a first-priority basis, in each case subject to permitted liens described in the Offering Memorandum.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer is being made, and each series of New Notes are being offered and issued only (i) in the United States to holders of Old Notes who the Issuer reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) outside the United States to holders of Old Notes who are (A) persons other than U.S. persons, within the meaning of Regulation S under the Securities Act, and (B) “non-U.S. qualified offerees” (as defined in the Offering Memorandum).

The complete terms and conditions of the Exchange Offer are set forth in the Offering Memorandum and related Letter of Transmittal. Copies of the Offering Memorandum and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offer, at (866) 470-3800 (toll free) or (212) 430-3774 (collect).

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes. The Exchange Offer is being made only by, and pursuant to, the terms set forth in the Offering Memorandum and the Letter of Transmittal. The Exchange Offer is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

Statements contained in this press release regarding the Exchange Offer and the termination of the Issuer’s revolving credit facility could constitute forward-looking statements that involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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